FOR IMMEDIATE RELEASE		March 3, 2021
Media Contact: Analyst Contact:	Alan Bunnell (602) 250-3376 Stefanie Layton (602) 250-4541	Page 1 of 1
Website:	pinnaclewest.com

PINNACLE WEST ADDS SEASONED UTILITY EXECUTIVE TO ITS BOARD OF DIRECTORS

PHOENIX – The board of directors of Pinnacle West Capital Corp. (NYSE: PNW) announced today that William H. Spence has been elected to the Pinnacle West board effective Feb. 26, 2021. Spence recently retired as Chairman of the Board from PPL Corp., an energy holding company based in Allentown, Pa.

“As the former chief executive of a Fortune 200 company and one of the largest investor-owned utility companies in the U.S., Bill brings significant strategic and operating experience in the energy industry,” said Pinnacle West Chairman, President and Chief Executive Officer Jeff Guldner. “He has a broad understanding of the evolving issues facing our industry, including regulatory strategy and customer experience. That knowledge and perspective will benefit our company and the electricity customers served by Arizona Public Service, our largest subsidiary.”

Prior to being PPL’s Chairman, Spence retired as a full-time PPL employee in June 2020 after serving as Chairman, President and CEO of the company since 2012. He was CEO, President and Chief Operating officer during the 2006-2011 period. As CEO, he focused on operational excellence with numerous initiatives to improve asset management, customer service, reliability and safety. Before joining PPL in June 2006, Spence had 19 years of service with Pepco Holdings, Inc. and its heritage companies.

Spence brings significant public board experience, both from his role as Chairman of PPL (NYSE: PPL) and as a director of the Williams Companies, Inc. (NYSE: WMB), a Fortune 500 energy infrastructure company headquartered in Tulsa, Okla.

He earned a bachelor’s degree in petroleum and natural gas engineering from Pennsylvania State University and a Master of Business Administration from Bentley College. Spence is also a graduate of the Executive Development Program at the University of Pennsylvania’s Wharton School and the Nuclear Technology Program of the Massachusetts Institute of Technology.

Spence previously served on Edison Electric Institute’s Executive Committee and was a board member of the Electric Power Research Institute, Nuclear Energy Institute, the Institute of Nuclear Power Operators, the U.S. Council for International Business, CEO Action for Diversity & Inclusion, and the National Nuclear Accrediting Board. He also has been deeply involved in his local communities, serving on the boards of the United Way, Lafayette College, Lehigh Valley Health Network, the Allentown Symphony and the Valley Youth House.

Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of approximately $20 billion, about 6,300 megawatts of generating capacity, and slightly more than 6,000 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to more than 1.3 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.